AQUA SOCIETY, INC.

Konrad-Adenauer Strasse 9-13	TEL: 49-(0)-6031-791760
45699 Herten, Germany	FAX: 49-(0)-6031-791762

December 15, 2005

OTC BB: AQAS
Frankfurt BB: UP4A

FOR IMMEDIATE DISEMINATION

Herten, Germany – December 15, 2005 – Aqua Society, Inc. (the “Company”) announced today that Peter Lodestijn has been appointed as the new President and Chief Executive Officer of the Company. Mr. Lodestijn replaces Achim Stamm, who will remain with the Company as its Chief Financial Officer, Treasurer and Secretary. Mr. Lodestijn has over twenty years of experience as a lawyer in the Netherlands specializing in the areas of distribution, licensing and intellectual property.

The appointment of Mr. Lodestijn reflects the Company’s shift in focus to international market development for its patented technologies and systems. In addition to focusing on the development of markets for its technologies and systems, the Company will continue its research and development activities in the areas of water purification and energy optimization.

The Company designs and develops technologies for application in the areas of refrigeration, water purification and waste water treatment. In addition to developing the Thermomobile mobile refrigeration unit, the Company has developed the Aquamission, a product that is capable of extracting potable water from ambient air, and is in the process of developing the Thermomission, a product designed to decrease the energy consumption of HVAC&R systems. In addition, the Company has considerable experience and expertise in utilizing membrane and vacuum technologies to design, construct and maintain water purification, water recycling and waste water treatment systems.

The Company’s shares are traded in Germany on the Frankfurt Stock Exchange (WKN: A0DPH0, ISIN: US03841C1009) and in the United States on the OTC Bulletin Board (OTCBB: AQAS).

This Press Release may contain forward looking statements in addition to historical information. These forward looking statements reflect the current views of management with respect to future events and are subject to risks, uncertainties and other factors that may cause actual results to be materially different from those described in the forward looking statements. In particular, there are no assurances that the Company will be able to successfully develop or sustain the market for its technologies and systems.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release and are advised to carefully review the reports and documents filed by the Company from time to time with the Securities and Exchange Commission, particularly the Company’s annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K.

For more information visit our website at www.aqua-society.com or contact:

Achim Stamm
Chief Financial Officer, Treasurer and Secretary
Aqua Society, Inc.
Zukunftszentrum Herten
Konrad-Adenauer Strasse 9-13
Telephone: +49 (0) 2366 305-277
Email: presse@aqua-society.com

AQUA SOCIETY, INC.

“Achim Stamm”
Achim Stamm
Chief Financial Officer, Treasurer and Secretary